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                                                                   Exhibit 3.34

   LIMITED LIABILITY COMPANY OPERATING AGREEMENT dated as of November 19, 2001, (this "Agreement"), of Avis Operations, LLC (the "Company"), by Avis Rent A Car System., a Delaware corporation, as member of the Company (the "Member").

                                    RECITAL

   The Member desires to form the Company under the Delaware Limited Liability Company Act (as amended from time to time, the "Act").

   Accordingly, in consideration of the mutual covenants contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  Definitions

   SECTION 1.1. Definitions. Capitalized terms used by not otherwise defined herein shall have the meanings assigned to them in the Act.

                                  ARTICLE II
                              General Provisions

   SECTION 2.1. Formation. The Member hereby forms the Company pursuant to the Act. A Certificate of Formation described in Section 18.201 of the Act (the "Certificate of Formation") has been filed with the Secretary of State of the State of Delaware in conformity with the Act.

   SECTION 2.2. Company Name. The name for the Company "Avis Operations, LLC" or such other name or names as may be selected by the Member from time to time, and its business shall be carried on in such name with such variations and changes as the Member deems necessary to comply with requirements of the jurisdictions in which the Company's operations are conducted.

   SECTION 2.3. Registered Office; Registered Agent. The Company shall maintain a registered office in the State of Delaware at, and the name and address of the Company's registered agent in the State of Delaware is, The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

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   SECTION 2.4. Place of Business. The business address of the Company shall be determined by the Board (as defined below). The Company may from time to time have such other place or places of business within or without the State of Delaware as the Board may deem advisable.

   SECTION 2.5. Purpose: Nature of Business Permitted; Powers. The Company is formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers and privileges incidental thereto, insofar as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purpose or activities of the Company.

   SECTION 2.6. Business Transactions of a Member with the Company. In accordance with Section 18-107 of the Act, a member may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more specific obligations of, provide collateral for, and transact other business with, the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a person who is not a Member.

   SECTION 2.7. Fiscal Year. The fiscal year of the Company (the "Fiscal Year") for financial statement and federal income tax purposes shall be determined by the Board.

                                  ARTICLE III
                                    Member

   SECTION 3.1. Member. The Member of the Company shall consist of the Member set forth on Scheduled A hereto. Schedule A shall be amended from time to time to reflect the admission of any Member or the removal, expulsion, retirement or death of any Member, the receipt by the Company of notice of any change of name of a Member and any additional capital contributions. Subject to the limitations and restrictions set forth in this Agreement, each Member shall have all the rights, powers and obligations which may be possessed by a member of a limited liability company under the Act.

   SECTION 3.2 Classes. The Membership interests of the Company shall consist of one class of common Membership interests ("Common Interests"). Except as specifically provided herein, all Common Interests shall be identical with each other in every respect.

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   SECTION 3.3. Voting. Except as expressly provided otherwise in this
Agreement, all Members shall vote as a single class and no Member shall have the right to vote as a separate class. The Member shall only be entitled to vote upon those matters requiring approval of the Member pursuant to this Agreement, the Act or as otherwise submitted to the Member for their consideration by the Board. Each Member shall be entitled to vote in proportion to its respective Common Interests in the Company set forth on Schedule A hereto (the "Common Interest Percentage") at the time such action is taken.

   SECTION 3.4. Liability of Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

   SECTION 3.5. Company Property. No real or other property of the Company shall be deemed to be owned by any Member individually, but shall be owned by and title shall be vested solely in the Company. The interests of the Member in the Company shall constitute personal property.

   SECTION 3.6. Actions by the Member; Meetings; Quorum.

   (a) The Member may vote, approve a matter or take any action by the vote of the Member at a meeting, in person or by proxy, or without a meeting by written consent. Meetings of the Member may be conducted in person or by conference telephone facilities. Any action required or permitted to be taken at any meeting of the Member may be taken without a meeting if such number of Members holding at least the Common Interest Percentage required to approve such action pursuant to the terms of this Agreement or the Act consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Member.

   (b) For any meeting of Members, the presence in person or by proxy of Members owning at least fifty and one-tenth percent (50.1%) of the outstanding Common Interests at the time of the action taken (a "Majority") constitutes a quorum for the transaction of business.

   (c) The affirmative vote of a Majority of Members constitutes approval of any action.

                                  ARTICLE IV
                                  Management

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   SECTION 4.1. Management of the Company.

   (a) Subject to such matters which are expressly reserved hereunder to the Member for decision, the business and affairs of the Company shall be managed by a Board of Managers (the "Board"), which shall be responsible for policy setting and approval of the overall direction of the Company. The Board shall consist of a minimum of two (2) individuals (the "Managers") each of whom shall be designated by the Member from time to time. Each Manager shall serve a one
(1) year term and until his or her successor is duly elected and qualified.

   (b) Managers may be removed from office only upon the approval of the Member with or without cause. Any vacancy occurring on the Board due to resignation, removal, death or disability shall be filled by the Member. A Manager chosen to fill a vacancy shall serve the unexpired term of his or her predecessor in office.

   SECTION 4.2. Meetings of the Board.

   (a) The Board shall meet annually and at such other times as may be necessary for the Company's business on at least one (1) days' prior written notice of the time and place of such meeting given by any Manager. A majority of the Managers elected and serving shall constitute a quorum for the transactions of business by the Board.

   (b) All actions of the Board shall require the affirmative vote of a majority of the Managers. A Manager who is present at a meeting of the Board when action is taken shall be deemed to have assented to the action taken unless: (i) the Manager objects at the beginning of the meeting, or promptly upon his or her arrival, to holding the meeting or transacting business thereat, (ii) the Manager's dissent or abstention from the action taken is entered in the minutes of the meeting; or (iii) the Manager delivers written notice of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the Secretary of the Company immediately after adjournment of the meeting. The right of dissent or abstention shall not be available to a Manager who votes in favor of the action taken.

   (c) Notice of any Board meeting may be waived by any Manager before or after such meeting.

   (d) Meetings of the Board may be conducted in person or by conference telephone facilities. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if the Member of the Board consents thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board.

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   SECTION 4.3. Officers. The Board shall have the authority and power to appoint and terminate with or without cause officers of the Company and such officers shall have such powers and duties as may be delegated to them by the Board.

   SECTION 4.4. Tax Matters Partner. Avis Rent A Car System, Inc. is hereby designated as the Company's "Tax Matters Partner" under Section 6231 (a) (7) of the Internal Revenue Code (the "Code") and shall have all the powers and responsibilities of such position as provided in the Code. The Tax Matters Partner is specifically directed and authorized to take whatever steps are necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under the Regulations issued under the Code.

   SECTION 4.5. Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board herein set forth and the power and authority delegated to any officer of the Company by the Board.

   SECTION 4.6. Expenses. Except as otherwise provided in this Agreement, the Company will be responsible for all expenses, including, without limitation:

   (a) all expenses related to the business of the Company and all routine administrative expenses of the Company, including the maintenance of books and records of the Company, the preparation and dispatch to the Member of checks, financial reports, tax returns and notices required pursuant to this Agreement or in connection with the holding of any meetings of the Member;

   (b) all expenses incurred in connection with any indebtedness or guarantees of the Company or any proposed or definitive credit facility or other credit arrangement;

   (c) all expenses incurred in connection with any litigation or arbitration involving the Company (including the cost of any investigation and preparation) and the amount of any judgment or settlement paid in connection therewith;

   (d) all expenses for indemnity or contribution payable by the Company to any person;

   (e) all expense incurred in connection with the collection of amounts due to the Company from any person; and

   (f) all expenses incurred in connection with the preparation of amendments to this Agreement.

                                   ARTICLE V
                      Capital Structure and Contributions

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   SECTION 5.1. Capital Structure. The capital structure of the Company shall consist of one class of Common Interests.

   SECTION 5.2. Capital Contributions.

   (a) Each Member shall contribute, as an initial capital contribution ("Initial Capital Contribution") to the Company, the following:

     Avis Rent A Car System, Inc.                                     100%

   (b) In exchange for the Initial Capital Contribution, Avis Rent A Car System, Inc. shall receive Common Interests in the Company in the proportion to the Common Interest Percentage set forth opposite the name of such Member on Schedule A hereto.

   SECTION 5.3. Additional Contributions. No Member shall be obligated to make any additional capital contribution to the Company. Members shall be permitted to make additional capital contributions with the approval of the Board.

                                  ARTICLE VI
                         Allocations and Distributions

   SECTION 6.1. Allocation of Profits and Losses. For financial accounting, the Company's net profits or net losses shall be determined on an annual basis in accordance with generally accepted accounting principles. For tax purposes, the Company's net profits or net losses shall be determined on an annual basis in accordance with the manner in which profit or loss is determined for Federal income tax purposes. In each year, profits and losses shall be allocated to the Member in proportion to each Member's Common Interest Percentage as set forth on Schedule A hereto.

   SECTION 6.2. No Right to Distributions. No member shall have the right to demand distributions of any amount of its capital contributions, except as expressly provided in this Article 6.

   SECTION 6.3. Ordinary Distributions. Subject to the provisions of
Section 6.4 upon the approval of a majority of the Board, the Company may make distributions (in amounts to be determined by the Board) to Members in proportion to their respective Common Interest Percentages.

   SECTION 6.4. Restrictions on Distributions. The foregoing provisions of this
Article 6 to the contrary notwithstanding, no distribution shall be made if such distribution would violate any contract or agreement to which the Company is then a party or any law, rule, regulation, order or directive of any governmental authority then applicable to the Company.

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   SECTION 6.5. Withholding. The Company is authorized to withhold from distributions to a Member, or with respect to allocations to a Member, and to pay over to a Federal, state or local government, any amounts required to be withheld pursuant to the Internal Revenue Code of 1986, as amended, or any provisions of any other Federal, state or local law. Any amounts so withheld shall be treated as having been distributed to such Member pursuant to this
Article 6 for all purposes of this Agreement, and shall be offset against the current or next amounts otherwise distributable to such Member.

                                  ARTICLE VII
                               Books and Records

   SECTION 7.1. Books and Records: Accounting. The Company shall keep or cause to be kept at the office of the Company (or at such other place as the Board shall determine in its discretion) full and accurate books and records regarding the status of the business and financial condition of the Company.

   SECTION 7.2. Company Tax Returns. The Company shall cause to be prepared and timely filed all tax returns required to be filed for the Company. The Tax Matters Partner may, in its discretion, make or refrain from making any Federal, state or local income or other tax elections for the Company that it deems necessary or advisable.

                                 ARTICLE VIII
                    Duration and Termination of the Company

   SECTION 8.1. Term. The existence of the Company shall commence on the date of the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware in accordance with the Act and shall have a perpetual life unless one of the following events shall occur (an "Event of Termination"):

   (a) a determination by a Majority of the Member to terminate the Company; or

   (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

   No other event, including the retirement withdrawal, insolvency, liquidation, dissolution, insanity, resignation, expulsion, bankruptcy, death, incapacity or adjudication of incompetency of a Member, shall cause the existence of the Company to terminate.

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   SECTION 8.2. Liquidation.

   (a) In the event that an Event of Termination shall occur, then the Company shall be liquidated and its affairs shall be wound up. All proceeds from such liquidation shall be distributed in accordance with the provisions of
Section 18-804 of the Act, and all interests in the Company shall be canceled. Distributions to the Member shall be made in accordance with each Member's Common Interest Percentage.

   (b) In the event of the dissolution of the Company, prior to any liquidation a proper accounting shall be made to the Member from the date of the last previous accounting to the date of dissolution.

   (c) In the event the Board determines that a portion of the Company's assets are best distributed in kind to the Member, then such assets shall be so distributed in kind to the Member in undivided shares therein as tenants in common in accordance with each Member's Common Interest Percentage.

   (d) Upon the completion of the distribution of the Company's assets, the Company shall be terminated and the Member shall cause the Company to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.

                                  ARTICLE IX
                                    Reports

   SECTION 9.1. Form K-1. After the end of each fiscal year, the Board shall cause to be prepared and transmitted, as promptly as possible, and in any event within 90 days of the close of the fiscal year, a federal income tax Form K-1 and any required similar state income tax form for each Member.

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                                   ARTICLE X
                        Exculpation and Indemnification

   SECTION 10.1. Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of any Manager, any Member, or any officers, directors, stockholders, partners, employees, representatives or agents of either of the foregoing, nor any officer, employee, representative or agent of the Company or any of its affiliates (individually, a "Covered Person" and collectively, the "Covered Persons") shall be liable to the Company or any other person for any act or omission (in relation to the Company, this Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement, provided that such act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence.

   SECTION 10.2. Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all Losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. Notwithstanding the foregoing, a Covered Person shall not be entitled to indemnification under this Section 10.2 with respect to any claim, issue or matter in which such Covered Person is found by a court of competent jurisdiction to have engaged in fraud, willful misconduct, bad faith or gross negligence.

   SECTION 10.3. Advancement of Expenses. The Company may pay for in advance or reimburse the reasonable expenses, including reasonable attorneys' fees, incurred by a Covered Person in such proceeding referred to in Section 10.2 in advance of the final disposition of such proceeding, or, where appropriate, may assume the defense of any such Covered Person at the Company's expense upon the receipt by the Company of an undertaking by such Covered Person to repay any amounts so advanced if such Covered Person is ultimately determined not to be entitled to indemnification pursuant to Section 10.2 hereof.

   SECTION 10.4. Indemnification Not Exclusive. The indemnification and advancement of expenses provided for in this Article X shall not exclude, limit or preclude any other rights to which any such Covered Person seeking indemnification or advancement of expenses may be entitled under the Act, any agreement or contract, any other applicable law or otherwise, and shall continue as to a Covered Person who has ceased to serve as a manager, officer, employee, agent, partner, trustee, or in any other indemnified capacity, and shall inure to the benefit of the heirs, executors, administrators of any such Covered Person.

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   SECTION 10.5 Insurance. The Company may purchase and maintain insurance on behalf of any Covered Person against any liability asserted against or incurred by such Covered Person in any capacity or arising out of his or her status as such, whether or not the Company has the obligation or power to indemnify such Covered Person against such liability pursuant to the provisions of this
Article X, the Act, or otherwise.

   SECTION 10.6. Continuation of Indemnity. The provisions of this Article X shall continue to apply to any proceeding specified in Section 10.2 made or commenced against any Covered Person who has ceased to be a Covered Person entitled to Indemnification hereunder and shall insure to the benefit of the estate, heirs and personal representatives of such Covered Person.

                                  ARTICLE XI
                                 Miscellaneous

   SECTION 11.1. Transfers of Common Interests. The Member shall be entitled to transfer its Common Interest in the Company, and the assignee of such Common Interest shall be entitled to exercise all rights and privileges of a Member of the Company, including, without limitation, the right to participate in the management of the Company, upon the occurrence of each of the following:

   (i) a majority of the Members (other than the Member assigning its Common Interest) consents to the admission of such assignee as a Member of the Company; and

   (ii) the Board receives written instruments whereby such assignee consents to be bound by the terms of this Agreement.

   SECTION 11.2. Amendment to the Agreement. Except as otherwise provided in this Agreement, this Agreement may be amended by, and only by, a written instrument executed by the Member.

   SECTION 11.3. Successors; Counterparts. This Agreement (a) shall be binding as to the legal successors, assigns, nominees and representatives of the Member and (b) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

   SECTION 11.4. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. In particular, this Agreement shall be construed to the maximum extent possible to comply with all the terms and conditions of the Act. If it shall be determined by a court of competent jurisdiction that any provisions or wording of this Agreement shall be invalid or unenforceable under the Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event such term or provisions cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable terms or provisions. If it shall be determined by a court of competent jurisdiction that any provision relating to the distributions and allocations of the Company or to any expenses payable by the Company is invalid or unenforceable, this Agreement shall be construed or interpreted so as (a) to make it enforceable or valid and (b) to make the distributions and allocations as closely equivalent to those set forth in this Agreement as is permissible under applicable law.

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   SECTION 11.5. Filings. Following the execution and delivery of this
Agreement, the Member shall promptly prepare any documents required to be filed and recorded under the Act, and the Member shall promptly cause each such document to be filed and recorded in accordance with the Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. The Member shall also promptly cause to be filed, recorded and published such statements of fictitious business name and any other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

   SECTION 11.6. Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

   SECTION 11.7. Additional Documents. The Member agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

   SECTION 11.8. Notices. All notices, requests and other communications to the Member shall be in writing (including telecopier or similar writing) and shall be given to such member (and any other person designated by such Member) at its address or telecopier number set forth in a schedule filed with the records of the Company or such other address or telecopier number as such Member may hereafter specify for the purpose by notice. Each such notice, request or other communication shall be effective (a) if given by telecopier, when transmitted to the number specified pursuant to this Section and the appropriate confirmation is received, (b) if given by the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified pursuant to this Section.

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   SECTION 11.9. Waiver of Partition. The Member hereby irrevocably waives any and all rights that such Member may have to maintain any action for partition of any of the Company's property.

   SECTION 11.10. Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine, or the neuter gender shall include the masculine, feminine and neuter.

                           {SIGNATURE PAGE FOLLOWS}

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   IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.
                                                  /s/ Avis Operations, LLC
                                                  -----------------------------
                                                  Richard Meisner
                                                  Vice President and Assistant
                                                  Secretary

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                                  Schedule A
                             Avis Operations, LLC
Member                                               Common Interest Percentage
------                                               --------------------------
Avis Rent A Car System, Inc.                                    100%

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